Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS RECORD SECOND QUARTER RESULTS

NAPLES, FLORIDA (April 26, 2005) Health Management Associates, Inc. (NYSE: HMA) announced today that net patient service revenue for its second quarter ended March 31, 2005 grew 10.0% to $917.4 million, up $83.5 million, from $833.9 million for the same quarter a year ago. Earnings per share (diluted) for the quarter were $0.40, up 8.1%, from $0.37 per share for the same quarter a year ago. Net income for the quarter was $99.8 million, a $9.3 million increase from $90.5 million for the comparable quarter a year ago. During the second quarter, HMA recognized approximately $1.6 million of net income from business interruption insurance proceeds as a result of the hurricanes that hit Florida in the 4th quarter of fiscal 2004, ended September 30, 2004.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 3.8% during the second quarter. This represents HMA’s 66th consecutive quarter of same hospital revenue growth. Factors contributing to HMA’s revenue growth during the second quarter included a 1.8% increase in same hospital admissions and a 3.3% increase in same hospital adjusted admissions, which adjusts admissions for outpatient volume. HMA’s continued focus on outpatient services contributed to the adjusted admissions increase. This includes, among other things, emergency room visits, which increased 11.6% during the second quarter, as compared to the same quarter a year ago. HMA’s same hospital surgeries grew 1.8% compared to the same quarter a year ago. Overall, total admissions grew 7.3% in the second quarter as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the twelve months ended March 31, 2005.

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Health Management Associates, Inc./Page 2

Disruption caused by the hurricanes that made landfall in Florida during the quarter ended September 30, 2004 affected normal seasonal volumes this year. However, there continues to be improvements at these Florida hospitals, as well as with the physician practices serving these communities.

HMA’s same hospital EBITDA margins, which include revenue from the hurricane business interruption insurance proceeds described above, increased 100 basis points to 25.1% for the second quarter, up from 24.1% for the same period a year ago. EBITDA margin is defined as earnings margin, before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling EBITDA to GAAP follows the financial statements included with this press release.

“Focusing both on the fundamental operations of our existing hospitals and the acquisition of additional attractive non-urban hospitals in growing markets has been the hallmark of HMA’s successfully implemented strategy for more than 20 years. We are pleased with our continued successful execution of our strategy and with our results for the second fiscal quarter and for the six months ended March 31, 2005,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “We believe health care is locally driven, and that HMA’s management approach of combining decentralized and effective local leadership with HMA’s centralized Pulse System®, is key to our continued success.”

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Health Management Associates, Inc./Page 3

For the six months ended March 31, 2005, HMA’s net patient service revenue increased to $1,739.6 million, an increase of 9.4%, or $149.1 million, when compared to the comparable six-month period a year ago. Earnings per share (diluted) increased 9.1% to $.72 per share compared to $.66 per share for the same period a year ago. Net income for the six-month period increased $16.7 million to $178.5 million, from $161.8 million in the same period a year ago. Year-to-date as of March 31, 2005, HMA has recognized approximately $6.6 million of net income from business interruption insurance proceeds as a result of the hurricanes.

HMA’s decentralized management strategy includes the operation of a local business office in each HMA hospital. These business offices provide local resources to assist patients with financial counseling and eligibility for Medicaid and state and local programs. Days Sales Outstanding, or DSOs, have improved as a result of HMA’s continued focus on cash collection efforts, particularly collection efforts immediately following service. DSOs as of March 31, 2005 were 71 days, within HMA’s stated objective range of between 65 and 73 days, as published at the beginning of its fiscal year, and a two-day improvement from the 73 days reported for the period ended March 31, 2004. DSOs also showed no change, sequentially, from the 71 days reported as of December 31, 2004. Cash flow from operations was $257.8 million for the six-month period ended March 31, 2005, representing a 46% increase compared to the same period a year ago.

Uninsured and underinsured patient visits continue to increase at hospitals throughout the United States, which has resulted in higher industry-wide levels of charity/indigent care write-offs and bad debt expense. While this general industry trend also continues to affect HMA, this trend has moderated in the second quarter, with HMA’s same hospital self-pay admissions increasing to 6.2% of total admissions in the second quarter ended March 31, 2005 compared to 5.9% for the same quarter a year ago. Bad debt expense for the quarter ended March 31, 2005 was 7.0%, a decrease of 10 basis points from 7.1% for the same quarter a year ago. HMA’s charity care/indigent write offs were $134.1 million during the quarter, compared to $98.0 million for the same period a year ago.

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Health Management Associates, Inc./Page 4

HMA believes that effectively managing resources to changing levels of patient volumes and acuity is necessary to offset the impact of lower net revenue from increases in underinsured and uninsured patients. HMA’s Chief Nursing Officers continue to provide effective leadership in the management of nursing resources. Both nursing turnover and vacancy rates remain below 10%, and same hospital salaries and benefits declined 80 basis points to 37.4% for the quarter ended March 31, 2005, as compared to the same quarter a year ago.

During the quarter HMA completed the acquisition of three hospitals from the Bon Secours Health System, Inc. On February 1, 2005, HMA acquired the 312-bed Venice Regional Medical Center, located in Venice, Florida, the 212-bed Peace River Regional Medical Center, located in Port Charlotte, Florida, and the 133-bed Mountain View Regional Medical Center, located in Norton, Virginia. HMA’s proprietary Pulse System® was installed in all three hospitals prior to the completion of this transaction.

Venice Regional and Peace River Regional are located in southwest Florida, in a high growth area that HMA believes will continue to need additional health care services, particularly in the delivery of services to favorable demographic segments. These two Florida hospitals will also help HMA build a strategic southwest Florida network encompassing Collier, Lee, Charlotte and Sarasota counties. Mountain View Regional offers patients, physicians and nurses a similar network opportunity with HMA’s Lee Regional Medical Center located in Pennington Gap, Virginia.

“We are very pleased to welcome these three facilities to HMA’s family of non-urban hospitals, and we are very pleased with the integration of these hospitals and their operations thus far,” added Vumbacco. “These hospitals are meeting or exceeding our expectations. There are definite needs for additional health care services and physician recruitment in each of these communities, and HMA intends to continue investing both the financial and leadership resources needed to address these local needs.”

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Health Management Associates, Inc./Page 5

On April 1, 2005, HMA completed the acquisition of the 56-bed Bartow Regional Medical Center, located in Bartow, Florida, from LifePoint Hospitals, Inc. Located in a growing area of south central Florida, Bartow Regional represents HMA’s 17th hospital in the state and generates approximately $33 million of annual net revenue. Bartow Regional serves a market area of approximately 50,000 residents and is strategically located in an area with a proven demographic need. HMA’s proprietary Pulse System® was installed and operational in Bartow Regional prior to the completion of this transaction. “The Bartow Regional acquisition represents HMA’s fifth hospital acquisition of the fiscal year, and its completion means that HMA has achieved its fiscal year 2005 objective to acquire between four and six hospitals,” said Vumbacco. “The acquisition environment continues to look very attractive, and we will not reduce our efforts to acquire more. HMA believes that it continues to have the financial, leadership and system resources necessary to acquire additional attractive hospitals.”

On February 1, 2005, HMA’s Board of Directors approved a quarterly cash dividend of $0.04 per share, which was paid on March 7, 2005 to shareholders of record as of February 11, 2005. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from other companies in its industry.

HMA’s senior management team will discuss HMA’s performance in greater detail during a live conference call and audio webcast later this afternoon. All interested investors are invited to access the webcast at 12:30 p.m. EDT, via HMA’s website at www.hma-corp.com or via www.streetevents.com or to join the conference call by dialing 877-476-3476 (U.S.) or 706-643-1569 (international). The conference call and audio webcast will be archived on HMA’s website under the “Investor Relations” section.

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Health Management Associates, Inc./Page 6

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and operates 57 hospitals in 16 states with approximately 8,259 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Net patient service revenue	$917,448	$833,907	$1,739,629	$1,590,460
Costs and expenses:
Salaries and benefits	358,286	325,384	685,536	628,146
Supplies and other	273,215	244,172	521,031	472,308
Provision for doubtful accounts	64,573	59,578	126,659	117,665
Depreciation and amortization	37,342	34,380	73,937	65,383
Rent expense	17,762	17,424	34,776	32,846
Interest, net	3,815	4,708	7,033	9,162

Total costs and expenses	754,993	685,646	1,448,972	1,325,510

Income before minority interests and income taxes	162,455	148,261	290,657	264,950
Minority interests in earnings of consolidated entities	899	1,395	1,561	2,535

Income before income taxes	161,556	146,866	289,096	262,415
Provision for income taxes	61,793	56,391	110,581	100,629

Net Income	$99,763	$90,475	$178,515	$161,786

Net income per share:
Basic	$0.41	$0.37	$0.73	$0.67

Diluted	$0.40	$0.37	$0.72	$0.66

Weighted average number of shares outstanding:
Basic	245,030	242,901	244,365	242,146

Diluted	248,888	247,163	248,136	246,758

EARNINGS PER SHARE CALCULATION

Net income	$99,763	$90,475	$178,515	$161,786
Add: Interest from convertible debt, net of taxes	1	—	1	—

Adjusted net income	$99,764	$90,475	$178,516	$161,786

Basic shares outstanding	245,030	242,901	244,365	242,146
Add: Employee stock options	3,852	4,262	3,765	4,612
Convertible shares	6	—	6	—

Diluted shares outstanding	248,888	247,163	248,136	246,758

Diluted earnings per share	$0.40	$0.37	$0.72	$0.66

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2005	September 30, 2004
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$88,612	$112,946
Accounts receivable, net	726,144	626,149
Other current assets	198,339	202,499
Property, plant and equipment, net	1,924,779	1,692,701
Restricted funds	70,186	55,942
Other assets	940,895	817,051

	$3,948,955	$3,507,288

Liabilities and Stockholders’ Equity
Current liabilities	$330,812	$320,131
Deferred income taxes	168,018	143,760
Other long-term liabilities and minority interests	162,124	139,869
Long-term debt	1,093,916	925,518
Stockholders’ equity	2,194,085	1,978,010

	$3,948,955	$3,507,288

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Same Hospitals
Occupancy	51.6%	50.2%	49.1%	48.9%
Patient Days	338,571	338,047	556,041	566,431
Admissions	77,450	76,067	128,995	129,782
Adjusted Admissions	125,020	121,044	206,297	204,042
Average length of stay	4.4	4.4	4.3	4.4
Total surgeries	63,335	62,242	110,146	107,828
Outpatient Revenue percentage	46.4%	45.8%	46.2%	46.0%
Inpatient Revenue percentage	53.6%	54.2%	53.8%	54.0%

Total Hospitals
Occupancy	51.6%	51.4%	48.7%	49.7%
Patient Days	370,535	353,030	688,242	670,682
Admissions	81,692	76,152	153,159	146,170
Adjusted Admissions	131,636	121,129	248,802	232,572
Average length of stay	4.5	4.6	4.5	4.6
Total surgeries	66,557	62,242	127,693	119,306
Outpatient Revenue percentage	46.1%	45.5%	46.4%	47.5%
Inpatient Revenue percentage	53.9%	54.5%	53.6%	52.5%

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Net patient service revenue	$917,448	$833,907

Less acquisitions, corporate and other	58,273	6,115

Same hospital net patient service revenue	$859,175	$827,792

Income before income taxes	$161,556	$146,866

Add:
Interest, net	3,815	4,708
Depreciation and amortization	37,342	34,380

EBITDA	202,713	185,954

Adjustment for acquisitions, corporate and other	12,843	13,250

Same hospital EBITDA	$215,556	$199,204

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net patient service revenue	25.1%	24.1%

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